Reznick Group, P.C.	Tel: (410) 783-4900
500 East Pratt Street	Fax: (410) 727-0460
Suite 200	www.reznickgroup.com
Baltimore, MD 21202-3100
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-44798) of TeleCommunication Systems, Inc. Employee Stock Purchase Plan of our report dated April 29, 2008 relating to the financial statements of the TeleCommunication Systems, Inc. Employee Stock Purchase Plan, Employee Stock Purchase Plan for the plan year ended January 31, 2008 and 2007, which appears in this form 11-K.
Baltimore, Maryland
April 29, 2008
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